ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

NEWS RELEASE

Abraxas Announces Second Quarter 2016 Results

SAN ANTONIO (August 9, 2016) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three and six months ended June 30, 2016.

Financial and Operating Results for the Three Months Ended June 30, 2016
The three months ended June 30, 2016 resulted in:

•	Production of 444 MBoe (4,883 Boepd)

•	Revenue of $11.0 million

•	Adjusted EBITDA(a) of $2.2 million

•	Adjusted EBITDA per bank loan agreement of $13.9 million(a)

•	Adjusted discretionary cash flow(a) of $1.2 million

•	Net loss of $46.9 million, or $0.40 per share

•	Adjusted net loss(a), excluding certain non-cash items of $5.9 million, or $0.05 per share

(a)	See reconciliation of non-GAAP financial measures below.

Net loss for the three months ended June 30, 2016 was $46.9 million, or $0.40 per share, compared to a net loss of $6.6 million, or $0.06 per share, for the three months ended June 30, 2015.

Adjusted net loss, excluding certain non-cash items, for the three months ended June 30, 2016 was $5.9 million, or $0.05 per share, compared to an adjusted net loss, excluding certain non-cash items, of $0.1 million or $0.00 per share for the three months ended June 30, 2015. For the three months ended June 30, 2016 and 2015, adjusted net loss excludes the unrealized loss on derivative contracts of $12.4 million and $5.5 million, respectively. For the quarter ended June 30, 2015, adjusted net loss includes the net income from our subsidiary, Raven Drilling, LLC of $0.6 million. For the three months ended June 30, 2016, adjusted net loss excludes the loss attributable to the ceiling test impairment of $28.7 million, however, Raven Drilling's net income is already included within Abraxas' operations due to the rig being idle for the quarter.

Operational Update
Williston Basin
At Abraxas’ North Fork prospect, in McKenzie County, North Dakota, eight stages remain in the completion of the Stenehjem 10H-15H. Abraxas expects flowback on these wells to begin shortly.  All additional offset wells that were shut-in for the fracture stimulation will be returned to production in the coming days.  Abraxas owns a working interest of approximately 78% in Stenehjem 10H-15H.

Austin Chalk
At Abraxas’ Jourdanton prospect in Atascosa County, Texas, the Company successfully drilled the Bulls Eye 101H to a total depth of 14,365 feet with a 5,865 foot effective lateral.  Abraxas plans to complete this well with a 27 stage fracture stimulation in the coming weeks.   Approximately 90% of the horizontal wellbore was in the Company’s 20 foot target zone while drilling.  Abraxas owns a 100% working interest in the Bulls Eye 101H.

Permian
In Ward County Texas, Abraxas plans to spud the Company’s first well targeting the Wolfcamp A, the Caprito 99-101H, on August 13, 2016.   Abraxas anticipates completing the 4,800 foot lateral horizontal well in September and bringing the well to sales shortly after.

Abraxas successfully acquired 21.3 net acres with associated production of 4.5 boepd for approximately $130,000.   Abraxas has approximately $4.5 million of offers outstanding with other parties in and around the Company’s existing Delaware Basin position.

Second Quarter 2016 Production
Production for the second quarter of 2016 averaged approximately 4,883 boepd (2,844 barrels of oil per day, 7,561 mcf of natural gas per day, 779 barrels of NGLs per day).  Production volumes for the quarter were negatively impacted by gas processing curtailments in the Permian and shut-ins and downtime in the Bakken associated with offsetting fracture stimulations.

Comments
Bob Watson, Abraxas' President and CEO commented, “As expected and previously guided, second quarter production dipped with well downtime associated with offset fracture stimulations.   Unfortunately, we were also plagued by additional downtime in the Bakken and gas curtailments in the Permian.   We remain comfortable with our guidance for the year, given we are about to bring on six high working interest and high rate Bakken wells in the near future.”

“We remain excited by the Bulls Eye 101H where, pending a successful fracture stimulation, we will have a solid Austin Chalk test in the Atascosa Graben.   Gas shows while drilling this well were quite encouraging and the Austin Chalk proved to be more overpressured than we originally anticipated.  This has the potential to be a transformational well for us, as we would have an estimated 90 additional locations across our approximately 7,700 net acres in the play.”

“In the Permian, we continue to work on consolidating our existing leasehold position and expanding our footprint to specific geologic areas around our lease blocks.   Importantly, we will soon have our first Wolfcamp test in the Caprito 99-101H.   We look forward to providing the street with the results of this potentially impactful well.”

Pursuant to SEC Regulation S-X, no income is recognized for Raven Drilling, LLC. Contractual drilling services performed in connection with properties in which Abraxas holds an ownership interest cannot be recognized as income, rather it is credited to the full cost pool and recognized through lower amortization as reserves are produced.
Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically from period to period. As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Accounting Standards Codification 815, “Derivatives and Hedging,” as amended and interpreted, and require Abraxas to either record an unrealized gain or loss based on the calculated value difference from the previous period-end valuation. For example, NYMEX oil prices on June 30, 2015 were $59.47 per barrel compared to $48.33 on June 30, 2016; therefore, the mark-to-market valuation changed considerably period to period.

Conference Call
Abraxas Petroleum Corporation (NASDAQ:AXAS) will host its second quarter 2016 earnings conference call at 11 AM ET on August 10, 2016. To participate in the conference call, please dial 844.778.4143 and enter the passcode 49485067. Additionally, a live listen only webcast of the conference call can be accessed under the investor relations section of the Abraxas website at www.abraxaspetroleum.com. A replay of the conference call will be available through September 10, 2016 by dialing 855.859.2056 and entering the passcode 49485067 or can be accessed under the investor relations section of the Abraxas website.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION
CONSOLIDATED

FINANCIAL HIGHLIGHTS

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Financial Results:
Revenues	$11,008	$18,944	$20,572	$37,605
Adjusted EBITDA(a)	2,175	11,916	9,388	25,146
Adjusted discretionary cash flow(a)	1,161	11,059	7,252	23,550
Capital expenditures	4,079	27,283	5,666	39,683
Net loss	(46,937)	(6,601)	(87,817)	(7,319)
Net loss per share – basic	$(0.40)	$(0.06)	$(0.80)	$(0.07)
Net loss per share – diluted	$(0.40)	$(0.06)	$(0.80)	$(0.07)
Adjusted net loss, excluding certain non-cash items(a)	(5,928)	(65)	(7,223)	(1,305)
Adjusted net loss, excluding certain non-cash items(a) , per share – basic	$(0.05)	$—	$(0.07)	$(0.01)
Adjusted net loss, excluding certain non-cash items(a), per share – diluted	$(0.05)	$—	$(0.07)	$(0.01)
Weighted average shares outstanding – basic	116,120	104,423	110,415	104,423
Weighted average shares outstanding – diluted	116,120	104,423	110,415	104,423

Production from Continuing Operations:
Crude oil per day (Bblpd)	2,844	3,654	3,218	4,062
Natural gas per day (Mcfpd)	7,561	7,669	8,056	8,267
Natural gas liquids per day (Bblpd)	779	539	839	588
Crude oil equivalent per day (Boepd)	4,883	5,471	5,399	6,028
Crude oil equivalent (MBoe)	444	498	983	1,091

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$34.53	$56.22	$39.72	$51.80
Natural gas ($ per Mcf)	0.95	2.41	0.98	2.57
Natural gas liquids ($ per Bbl)	3.46	10.87	2.94	11.82
Crude oil equivalent ($ per Boe)	22.14	41.99	25.58	39.58

Expenses:
Lease operating ($ per Boe)	$9.58	$12.61	$9.17	$11.52
Production taxes (% of oil and gas revenue)	11.2%	10.0%	11.7%	9.8%
General and administrative, excluding stock-based compensation ($ per Boe)	4.31	4.14	3.90	3.93
Cash interest ($ per Boe)	2.28	1.64	2.16	1.38
Depreciation, depletion and amortization ($ per Boe)	12.76	17.69	11.76	19.14

(a)    See reconciliation of non-GAAP financial measures below.

BALANCE SHEET DATA

(In thousands)	June 30, 2016	December 31, 2015

Cash	$1,840	$3,540
Working capital (a)	(10,115)	(18,967)
Property and equipment – net	150,611	224,838
Total assets	163,945	267,872

Long-term debt	98,743	138,402
Stockholders’ equity	25,508	84,465
Common shares outstanding	135,137	106,346

(a)	Excludes current maturities of long-term debt and current derivative assets and liabilities in accordance with our loan covenants.

ABRAXAS PETROLEUM CORPORATION
CONSOLIDATED
STATEMENTS OF OPERATIONS

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues:
Oil and gas production	$11,004	$18,937	$20,545	$37,583
Other	4	7	27	22
	11,008	18,944	20,572	37,605
Operating costs and expenses:
Lease operating	4,259	6,277	9,010	12,570
Production and ad valorem taxes	1,227	1,886	2,402	3,686
Rig expense	263	—	342	—
Depreciation, depletion, and amortization	5,669	8,810	11,561	20,879
Impairment	28,735	—	63,820	—
General and administrative (including stock-based compensation of $835, $1,440, $1,643 and $2,250, respectively)	2,753	3,502	5,478	6,536
	42,906	20,475	92,613	43,671
Operating loss	(31,898)	(1,531)	(72,041)	(6,066)

Other (income) expense:
Interest income	(1)	—	(1)	(1)
Interest expense	1,152	958	2,390	1,792
Amortization of deferred financing fees	448	163	612	320
Loss (gain) on derivative contracts	13,440	3,949	12,775	(878)
	15,039	5,070	15,776	1,233
Loss from continuing operations before income tax	(46,937)	(6,601)	(87,817)	(7,299)
Income tax (expense) benefit	—	—	—	—
Net loss from continuing operations	(46,937)	(6,601)	(87,817)	(7,299)
Net loss from discontinued operations - net of tax	—	—	—	(20)
Net loss	$(46,937)	$(6,601)	$(87,817)	$(7,319)

Net loss per common share - basic	$(0.40)	$(0.06)	$(0.80)	$(0.07)

Net loss per common share - diluted	$(0.40)	$(0.06)	$(0.80)	$(0.07)

Weighted average shares outstanding:
Basic	116,120	104,423	110,415	104,423
Diluted	116,120	104,423	110,415	104,423

ABRAXAS PETROLEUM CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements. Discretionary cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' discretionary cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. As discretionary cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the discretionary cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies. Management believes that operating income (loss) calculated in accordance with GAAP is the most directly comparable measure to discretionary cash flow; therefore, operating income (loss) is utilized as the starting point for the discretionary cash flow reconciliation.

Discretionary cash flow is defined as operating income (loss) plus depreciation, depletion and amortization expenses, non-cash expenses and impairments, cash portion of other income (expense) less cash interest. Adjusted discretionary cash flow is defined as discretionary cash flow, plus cash flow from Raven Drilling’s operations. Accounting rules do not permit the inclusion of the net income and other components of Raven Drilling’s operations to be included in our consolidated results of operations and cash flow if contracted drilling operations are performed in connection with properties in which Abraxas holds an ownership interest, instead, the results of Raven Drilling’s operations are credited to the full cost pool. No drilling operations were performed after February 2016. Therefore January and February 2016 activity for Raven Drilling has been credited back to the full cost pool; however, March through June 2016 activity is already included within Abraxas' operations. Accordingly, for purposes of adjusted discretionary cash flow, Raven Drilling’s cash flow is added back. The following table provides a reconciliation of discretionary cash flow and adjusted discretionary cash flow to operating loss for the periods presented.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating loss	$(31,898)	$(1,531)	$(72,041)	$(6,066)
Depreciation, depletion and amortization	5,669	8,810	11,561	20,879
Impairment	28,735	—	63,820	—
Stock-based compensation	835	1,440	1,643	2,250
Realized (loss) gain on derivative contracts(a)	(1,165)	1,968	4,590	5,601
Cash interest	(1,015)	(816)	(2,118)	(1,510)
Discretionary cash flow	$1,161	$9,871	$7,455	$21,154
Cash flow from Raven Drilling operations(b)	—	1,188	(203)	2,396
Adjusted discretionary cash flow	$1,161	$11,059	$7,252	$23,550

(a)
For the three months ended June 30, 2016 realized loss on derivative contracts does not include a gain of $0.1 million related to the monetization of the April to September 2016 derivative contracts. This monetization resulted in cash proceeds of $10.0 million. For the three months ended June 30, 2015 realized gain on derivative contracts does not include a loss of $0.4 million related to the monetization of our June to December 2015 fixed price oil swaps. This monetization resulted in cash proceeds of $4.6 million. For the six months ended June 30, 2016 realized gain on derivative contracts does not include a loss $0.3 million related to the monetization of various 2016 contracts. Cumulative proceeds from these monetizations were $14.4 million. For the six months ended June 30, 2015 realized gain on derivative contracts does not include a loss of $0.4 million related to the monetization of our June to December 2015 fixed price swaps. This monetization resulted in cash proceeds of $4.6 million.

(b)	March 2016 through June 2016 Raven Drilling cash flow is already included in Operating Loss.

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization expenses, deferred income taxes and other non-cash items. Adjusted EBITDA includes all of the components of EBITDA plus Raven Drilling’s EBITDA for January & February 2016. Accounting rules do not permit the inclusion of the net income and other components of Raven Drilling’s operations to be included in our consolidated results of operations, instead, the results of Raven Drilling’s operations are credited to the full cost pool. Accordingly, for purposes of Adjusted EBITDA, Raven Drilling’s EBITDA is added back. The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net loss for the periods presented.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(46,937)	$(6,601)	$(87,817)	$(7,319)
Net interest expense	1,151	958	2,389	1,791
Depreciation, depletion and amortization	5,669	8,810	11,561	20,879
Amortization of deferred financing fees	448	163	612	320
Stock-based compensation	835	1,440	1,643	2,250
Impairment	28,735	—	63,820	—
Unrealized loss on derivative contracts	12,374	5,470	17,017	4,276
Realized (gain) loss on derivative monetization	(100)	447	349	447
Loss from discontinued operations	—	—	—	20
EBITDA	$2,175	$10,687	$9,574	$22,664
Raven Drilling EBITDA(a)	—	1,229	(186)	2,482
Adjusted EBITDA	$2,175	$11,916	$9,388	$25,146

EBITDA	$2,175	$10,687	$9,574	$22,664
Monetized derivative contracts	10,010	4,610	14,370	4,610
Expenses related to Equity Offering	1,666	—	1,666	—
Adjusted EBITDA per bank covenants	$13,851	$15,297	$25,610	$27,274
(a) March 2016 through June 2016 Raven Drilling EBITDA is already included in Net loss.

This release also includes a discussion of “adjusted net loss, excluding certain non-cash items,” which is a non-GAAP financial measure as defined under SEC rules. The following table provides a reconciliation of adjusted net loss, excluding ceiling test impairment and unrealized changes in derivative contracts and net income related to Raven Drilling, LLC for January and February 2016 capitalized to the full cost pool, to net loss for the periods presented. Management believes that net loss calculated in accordance with GAAP is the most directly comparable measure to adjusted net loss, excluding certain non-cash items.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net loss	$(46,937)	$(6,601)	$(87,817)	$(7,319)
Impairment	28,735	—	63,820	—
Net income (loss) related to Raven Drilling(a)	—	619	(592)	1,271
Unrealized loss on derivative contracts	12,374	5,470	17,017	4,276
Realized (gain) loss on derivative monetization	(100)	447	349	447
Loss from discontinued operations	—	—	—	20
Adjusted net loss, excluding certain non-cash items	$(5,928)	$(65)	$(7,223)	$(1,305)
Adjusted net loss, excluding certain non-cash items, per share – basic	$(0.05)	$0.00	$(0.07)	$(0.01)
Adjusted net loss, excluding certain non-cash items, per share – diluted	$(0.05)	$0.00	$(0.07)	$(0.01)
Net loss per share – basic	$(0.40)	$(0.06)	$(0.80)	$(0.07)
Net loss per share – diluted	$(0.40)	$(0.06)	$(0.80)	$(0.07)
(a) March 2016 through June 2016 Raven Drilling net income is already included in Net loss.